EXHIBIT 99.2

FOR IMMEDIATE RELEASE

Date:	April 23, 2007
Contacts:	Ken Taylor, EVP/CFO Hope Attenhofer, SVP/Marketing Director
Phone:	(559) 782-4900 or (888) 454-BANK
Website Address:	www.sierrabancorp.com

SIERRA BANCORP QUARTERLY EARNINGS INCREASE 7%

Porterville, CA – April 23, 2007 – Sierra Bancorp (Nasdaq: BSRR), parent of Bank of the Sierra, today announced its financial results for the quarter ended March 31, 2007. Net income for the first quarter of 2007 increased 7% to $4.8 million, or $0.47 per diluted share, compared to $4.5 million, or $0.43 per diluted share, in the same quarter a year ago. About $0.01 of the increase in diluted earnings per share is attributable to lower average diluted shares for the quarter, with the remainder due to higher earnings. The Company’s net interest margin in the first quarter of 2007 was about the same as in the fourth quarter of 2006, although it was 50 basis points lower than in the first quarter of 2006. Sierra Bancorp generated a return on average equity of 21.4% in the first quarter of 2007 compared to 22.5% in the same quarter last year. Loans increased by over $17 million, or 2%, in the first quarter of 2007, while total deposits increased by close to $34 million, or 4%, for the same time period due to growth in customer deposits.

“Our strong first quarter performance was accentuated by the March opening of our 21st branch, in the city of Delano, which by all measures was a highly successful opening,” remarked James C. Holly, President and CEO. “While we recognize the challenges of increasing core deposits and maintaining a strong net interest margin, we remain optimistic that we will ultimately be able to achieve record earnings once again this year, our 30th year of operations,” Holly stated.

Financial Highlights

The Company’s improved quarterly operating results were primarily due to higher net interest income resulting from growth in average earning assets. Average interest-earning assets were $129 million higher in the first quarter of 2007 than in the first quarter of 2006, but the contribution of higher earning assets to net interest income was somewhat diluted by compression in the Company’s net interest margin. The following factors contributed to the net interest margin decline: the Company’s balance sheet is asset-sensitive, and net interest income tends to decline as short-term interest rates flatten; the bulk of the growth in earning assets over the past year was funded by relatively expensive brokered certificates of deposit or borrowings from the Federal Home Loan Bank (FHLB); and the ratio of average interest-free demand deposit balances to average earning assets fell to 24% in the first quarter of 2007 from 29% in the first quarter of 2006.

Our loan loss provision was $150,000 lower in the first quarter of 2007 than in the first quarter of 2006 due to a lower rate of growth in outstanding loan balances. The $867,000 in net charge-offs during the first quarter of 2007 consists primarily of a $370,000 commercial loan

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Sierra Bancorp Financial Results

July 23, 2007

and several unsecured credit lines, which had a high level of specific reserves already allocated to them at the beginning of the quarter and thus did not have a significant impact on the loan loss provision. We tightened our credit criteria for unsecured lines last year, but because of lines approved before then a level of charge-offs higher than historically experienced for that loan type is still possible for the remainder of the year.

For the quarter, service charges on deposits increased by $99,000, or 7%, relative to the first quarter of 2006. Service charges show improvement due primarily to returned item and overdraft fees generated by new consumer checking accounts. Other non-interest income increased by $293,000, or 27%, due largely to a higher level of income from bank-owned life insurance (BOLI), although year-over-year increases in debit and credit card interchange fees, leasing income, and dividends on FHLB stock also contributed.

On the expense side, salaries and benefits increased by $473,000, or 11%, due in large part to the fact that lower loan volume led to a $211,000 drop in the deferral of salary costs associated with successful loan originations. Adding to the increase in salaries and benefits were regular annual salary increases, and the addition of employees for our newest branch in Delano. Occupancy expense fell by $111,000, or 7%, because of property tax refunds resulting from assessor audits and lower depreciation expense on furniture and equipment.

Other non-interest expenses increased by $273,000, or 11%, due mainly to an increase of $251,000 in marketing expenses. Marketing expenses are in line with expectations, and have increased because of costs associated with our current deposit-oriented marketing initiatives. Also impacting non-interest expenses were the fact that OREO properties were written down by $133,000 in the first quarter of 2006 but no write-downs occurred in the first quarter of 2007, outsourced internal audit review costs were $81,000 higher, and directors’ costs were $60,000 higher.

Balance sheet changes during the first quarter of 2007 include a drop of $12 million, or 22%, in cash and due from banks, an increase of $17 million, or 2%, in gross loans and leases, and an increase of $34 million, or 4%, in total deposits. Total assets increased by only $1 million from December 31, 2006 to March 31, 2007.

The lower balance of cash and due from banks is the result of a reduction in cash items in process of collection. Most of the loan growth for the quarter was centered in real estate loans and commercial loans, both of which grew by 3%. The growth in deposits was primarily due to customer deposits generated by our branch system, since the balance of wholesale-sourced brokered deposits did not change during the quarter. There was a shift, however, from non-interest bearing demand deposits into interest bearing demand (NOW) and money market accounts. Non-interest bearing demand deposits declined by $22 million, or 8%, while NOW/savings account balances increased by $7 million, or 6%, and money market accounts increased by $17 million, or 15%. Time deposits increased by $31 million, or 9%, due in part to a $12 million increase in public deposits but mainly because of additional commercial and consumer time deposits in our branches. Since deposit growth exceeded the increase in loans, and because cash and investment balances declined, we were able to reduce our reliance on FHLB borrowings and fed funds purchased by a combined $34 million, or 16%.

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Sierra Bancorp Financial Results

July 23, 2007

2006 Reclassifications

To provide consistency with 2007 financial reporting there were minor reclassifications of income statement amounts originally reported in the first quarter of 2006, including but not necessarily limited to the following: Losses on partnership investments totaling $234,000 are now shown as a reduction of other non-interest income rather than as other non-interest expenses; and property insurance premiums totaling $29,000 were moved from other non-interest expenses to occupancy expense.

About Sierra Bancorp

Sierra Bancorp is the holding company for Bank of the Sierra (www.bankofthesierra.com), which is in its 30th year of operations and is the largest independent bank headquartered in the South San Joaquin Valley. The Company has $1.2 billion in total assets and currently maintains 21 branch offices, an agricultural credit center, and an SBA center. In June 2005, Sierra Bancorp was added to the Russell 2000 index based on relative growth in market capitalization. In its April 2007 edition, US Banker magazine ranked Sierra Bancorp as the 10th best performing publicly-traded mid-tier bank in the nation based on three-year average return on equity, placing us in the top 5% for banks in that category.

The statements contained in this release that are not historical facts are forward-looking statements based on management’s current expectations and beliefs concerning future developments and their potential effects on the Company. Readers are cautioned not to unduly rely on forward looking statements. Actual results may differ from those projected. These forward-looking statements involve risks and uncertainties including but not limited to the health of the national and California economies, the Company’s ability to attract and retain skilled employees, customers’ service expectations, the Company’s ability to successfully deploy new technology and gain efficiencies there from, the success of branch expansion, changes in interest rates, loan portfolio performance, the Company’s ability to secure buyers for foreclosed properties, and other factors detailed in the Company’s SEC filings.

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Sierra Bancorp Financial Results

July 23, 2007

CONSOLIDATED INCOME STATEMENT

	3-Month Period Ended:
(in $000’s, unaudited)	3/31/2007	3/31/2006	% Change
Interest Income	$21,745	$18,019	20.7%
Interest Expense	7,769	4,540	71.1%

Net Interest Income	13,976	13,479	3.7%

Provision for Loan & Lease Losses	900	1,050	-14.3%

Net Int after Provision	13,076	12,429	5.2%

Service Charges	1,575	1,476	6.7%
Loan Sale & Servicing Income	37	13	184.6%
Other Non-Interest Income	1,373	1,080	27.1%
Gain (Loss) on Investments	5	—

Total Non-Interest Income	2,990	2,569	16.4%

Salaries & Benefits	4,664	4,191	11.3%
Occupancy Expense	1,466	1,577	-7.0%
Other Non-Interest Expenses	2,854	2,581	10.6%

Total Non-Interest Expense	8,984	8,349	7.6%

Income Before Taxes	7,082	6,649	6.5%
Provision for Income Taxes	2,329	2,199	5.9%

Net Income	$4,753	$4,450	6.8%

TAX DATA
Tax-Exempt Muni Income	$547	$475	15.2%
Tax-Exempt BOLI Income	$358	$185	93.5%
Interest Income—Fully Tax Equiv	$22,040	$18,275	20.6%

NET CHARGE-OFFS	$867	$83	944.6%

PER SHARE DATA

	3-Month Period Ended:
(unaudited)	3/31/2007	3/31/2006	% Change
Basic Earnings per Share	$0.49	$0.46	6.5%
Diluted Earnings per Share	$0.47	$0.43	9.3%
Common Dividends	$0.15	$0.13	15.4%

Wtd. Avg. Shares Outstanding	9,729,627	9,752,930
Wtd. Avg. Diluted Shares	10,149,351	10,271,219

Book Value per Basic Share (EOP)	$9.49	$8.43	12.6%
Tangible Book Value per Share (EOP)	$8.92	$7.86	13.5%

Common Shares Outstndg. (EOP)	9,758,779	9,769,880

KEY FINANCIAL RATIOS

	3-Month Period Ended:
(unaudited)	3/31/2007	3/31/2006
Return on Average Equity	21.37%	22.46%
Return on Average Assets	1.60%	1.70%
Net Interest Margin (Tax-Equiv.)	5.35%	5.85%
Efficiency Ratio (Tax-Equiv.)	51.45%	50.84%
Net C/O’s to Avg Loans (not annualized)	0.10%	0.01%

AVERAGE BALANCES

	3-Month Period Ended:
(in $000’s, unaudited)	3/31/2007	3/31/2006	% Change
Average Assets	$1,203,998	$1,061,229	13.5%
Average Interest-Earning Assets	$1,082,418	$953,215	13.6%
Average Gross Loans & Leases	$891,208	$756,109	17.9%
Average Deposits	$868,396	$813,560	6.7%
Average Equity	$90,196	$80,347	12.3%

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Sierra Bancorp Financial Results

July 23, 2007

STATEMENT OF CONDITION

	End of Period:
(in $000’s, unaudited)	3/31/2007	12/31/2006	3/31/2006	Annual Chg
ASSETS
Cash and Due from Banks	$40,908	$52,725	$41,627	-1.7%
Securities and Fed Funds Sold	192,815	196,562	197,495	-2.4%

Agricultural	11,690	13,193	8,642	35.3%
Commercial & Industrial	138,036	133,794	124,404	11.0%
Real Estate	669,738	652,089	577,102	16.1%
SBA Loans	22,678	25,946	26,463	-14.3%
Consumer Loans	54,815	54,568	50,268	9.0%
Consumer Credit Card Balances	8,189	8,418	8,162	0.3%

Gross Loans & Leases	905,146	888,008	795,041	13.8%
Deferred Loan & Lease Fees	(3,662)	(3,618)	(2,933)	24.9%

Loans & Leases Net of Deferred Fees	901,484	884,390	792,108	13.8%
Allowance for Loan & Lease Losses	(11,612)	(11,579)	(10,297)	12.8%

Net Loans & Leases	889,872	872,811	781,811	13.8%

Bank Premises & Equipment	18,187	17,978	18,128	0.3%
Other Assets	74,062	74,998	63,169	17.2%

Total Assets	$1,215,844	$1,215,074	$1,102,230	10.3%

LIABILITIES & CAPITAL
Demand Deposits	$258,913	$281,024	$280,866	-7.8%
NOW / Savings Deposits	134,685	127,521	148,124	-9.1%
Money Market Deposits	132,642	115,266	112,008	18.4%
Time Certificates of Deposit	375,882	344,634	267,167	40.7%

Total Deposits	902,122	868,445	808,165	11.6%

Junior Subordinated Debentures	30,928	30,928	30,928	0.0%
Other Interest-Bearing Liabilities	175,404	209,403	167,228	4.9%

Total Deposits & Int.-Bearing Liab.	1,108,454	1,108,776	1,006,321	10.1%

Other Liabilities	14,790	15,927	13,555	9.1%
Total Capital	92,600	90,371	82,354	12.4%

Total Liabilities & Capital	$1,215,844	$1,215,074	$1,102,230	10.3%

CREDIT QUALITY DATA

	End of Period:
(in $000’s, unaudited)	3/31/2007	12/31/2006	3/31/2006	Annual Chg
Non-Accruing Loans	$649	$689	$914	-29.0%
Over 90 Days PD and Still Accruing	—	—	—	0.0%
Foreclosed Assets	76	—	—	100.0%

Total Non-Performing Assets	$725	$689	$914	-20.7%

Non-Perf Loans to Total Loans	0.07%	0.08%	0.11%
Non-Perf Assets to Total Assets	0.06%	0.06%	0.08%
Allowance for Ln Losses to Loans	1.28%	1.30%	1.30%

OTHER PERIOD-END STATISTICS

	End of Period:
(unaudited)	3/31/2007	12/31/2006	3/31/2006
Shareholders Equity / Total Assets	7.6%	7.4%	7.5%
Loans / Deposits	100.3%	102.3%	98.4%
Non-Int. Bearing Dep. / Total Dep.	28.7%	32.4%	34.8%

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